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Exhibit 10.35
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                      Carnegie International Corporation

                                                               NASD OTC BB: CGYC
                                                            11350 McCormick Road
                                                 Executive Plaza III, Suite 1001
                                                     Hunt Valley, Maryland 21031
                                                 410-785-7400: Fax: 410-785-7415
                                                E-mail: Carnegie@Carnegieint.com
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                                                    Website: www.carnegieint.com
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                              September 15, 2000

Williams Rosen & Wall, LLC
P.O. Box 351
Cockeysville, Maryland  21030
Attn: Michael J. Edison, Executive Manager

Gentlemen:

     This letter of intent (the "Letter of Intent") is intended to set forth the basic terms upon which Carnegie International Corporation, a Colorado corporation ("Carnegie") and Williams Rosen & Wall, LLC, a Delaware limited liability company ("WRW") will enter into definitive agreements (the "Definitive Agreements") for the sale by Carnegie to WRW of ten (10) investment units (the "Units") consisting of 600,000 shares of common stock, no par value, to be issued by Carnegie (the "Common Stock"), and 170,000 warrants to purchase Common Stock of Carnegie, and related transactions upon the terms and conditions contained in this Letter of Intent.

     1.   Securities Law Status.  WRW is a privately held Delaware limited
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liability company.

          Carnegie is a publicly traded company and its shares of common stock trade on the NASDAQ OTC Bulletin Board in the over the counter market under the symbol "CGYC." Carnegie is subject to the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act").

     2.   Structure of Transaction.  The transaction shall be a sale (the
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"Sale") of the Units by Carnegie to WRW, as follows:

          2.1  Purchase of Common Stock.  Carnegie shall to WRW and WRW shall
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purchase from Carnegie ten Units, aggregating 6,000,000 shares of Common Stock
(the "Shares"), together with the Warrants described below, for the purchase price of Three Million Dollars ($3,000,000), which purchase price shall be paid in full, by wire transfer or certified or bank check, at the Closing. The sale and delivery of the Common Stock by Carnegie to WRW will, as of the Closing have been duly authorized by all requisite corporate of Carnegie and when issued, sold and delivered in accordance with the Definitive Agreements, and upon payment therefor, the Shares will be validly issued and outstanding, fully paid and nonassessable.

          2.2  Warrants.  In connection with the purchase of the Units,
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Carnegie will issue to WRW Warrant Certificates (the "Warrant") to purchase an aggregate 1,700,000 shares of Common Stock. The Warrant may be exercised at any time prior to October 1, 2005, at an exercise price of twenty-four cents ($0.24) per share of Common Stock on a cash payment basis by WRW.

     3.   Closing.  The parties contemplate that the closing of the Sale (the
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"Closing") shall occur on or before October 5, 2000, and the closing of any related transactions shall occur at a mutually acceptable date, time and place.

     4.   Additional Financing.  Carnegie and WRW recognize Carnegie's' need for
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additional future financings and agree as follows:

          4.1  Financing Commitment.  WRW hereby commits to provide additional
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financing ("Additional Financing") to Carnegie in installments of $1,000,000 each, up to the aggregate amount of $5,000,000 with each installment to be made by WRW within ten (10) days following the date (the "Trigger Date") on which (i) the Common Stock trades at $2.00 or more, determined with reference to the average closing price of the Common Stock over a ten (10) consecutive trading day period (the "Average Trading Price"), and (ii) as of the Trading Date, the average trading volume of the Common Stock for the twenty (20) trading days prior thereto equals or exceeds 150,000 shares per day on the OTC Bulletin Board or a comparable trading volume on any other national exchange. WRW shall be obligated to fund an installment of Additional Financing only once in any ninety
(90) day period for a period extending two (2) years from the Closing.

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Each installment of Additional Financing will be made by WRW's purchase of
Common Stock at a purchase price equal to the greater of (i) $1.85 per share, or
(ii) eighty-five percent (85%) of the Average Trading Price. Carnegie shall pay a consulting fee on each installment of Additional Financing as described in Paragraph 8 hereof.

          4.2  Right of First Refusal.  During the two (2) year period beginning
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on the Closing, Carnegie shall advise WRW by written notice of any equity financing (including but not limited to sales of preferred stock, common stock, other securities and debt instruments which are convertible into securities of Carnegie) which it proposes to secure and the proposed terms of such financing. WRW shall advise Carnegie in writing, within seven (7) business days following WRW's receipt of Carnegie's written notice, as to whether WRW will commit to provide such equity financing. If WRW commits to provide such equity financing, it shall provide such equity financing on the same terms and conditions (including the closing date) set forth in Carnegie's written notice to WRW. If WRW declines to provide equity financing or fails to respond to Carnegie's written notice within the specified period, then Carnegie may proceed to secure such equity financing from third parties on substantially equivalent terms as those set forth in Carnegie's written notice to WRW. Carnegie shall pay a consulting fee on each installment of equity financing as described in Paragraph 8 hereof.

     5.   Registration Rights.  Carnegie and WRW shall enter into a Registration
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Rights Agreement which will provide to WRW (i) at any time after January 1, 2001 and for a period of three (3) years thereafter, upon the request of the holders of a twenty percent (20%) or more of the Shares, a demand registration right for three long-form demand registrations covering the Shares, any shares of Common Stock, provided that a demand may be made only once in any six (6) month period, and (ii) at any time unlimited piggyback registration rights, except that the underwriter would have the right to limit the shares of Common Stock to be sold so market price is not adversely affected. The registration rights shall be at Carnegie's expense.

     6.   Representations and Warranties.  In the Definitive Agreements,
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Carnegie and WRW shall each warrant and represent to the other party all such matters as are ordinary and customary in transactions of this nature and scope including, without limitation, warranties and representations as to valid formation and status, authorization of the transaction, title to assets of each party, the absence of any known event or circumstance which would be or result in material adverse change in the business or operations of each party, confirmation as to the liabilities and obligations of each party, the accuracy and validity of the financial statements of each party, the accuracy of the tax returns of each party, the absence of any litigation or pending claims against each party, the compliance of all applicable laws by each party in the conduct of its business operations, the payment of any and all required taxes on the part of each party, confirmation as to employment contracts, personnel and collective bargaining agreements affecting the operations of each party, the maintenance of appropriate insurance coverages upon the assets of each party and the accuracy and validity of any and all material agreements and obligations of each party.

     7.   Conditions Precedent.  The obligations of each party to effect the
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Sale and the other transactions described herein shall be subject to the conditions precedent that: (i) the Definitive Agreements shall have been approved and adopted by each party, (ii) no statute, rule, regulation, executive order, decree, ruling or order shall have been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Sale or any of the other transactions described herein, (iii) all material representations and warranties of each party shall be true and correct in all respects as of the Closing, (iv) all agreements and covenants to be performed or complied with by each party shall have been conformed or complied with in all material respects as of the Closing, and (v) the other transactions described herein shall have been taken or occurred.

     8.   Brokers and Commissions.  Pursuant to the provisions of a Consulting
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Agreement by and between Carnegie and Edison & Co., Inc., a Delaware corporation
("Edison"), Carnegie shall be obligated to pay to Edison a consulting fee equal to six percent (6%) of the purchase price of the Shares at the Closing, which consulting fee may be payable, at the option of Carnegie, in cash or in Common Stock at a per share price equal to the ten day trading average of the closing price for the period ending two days prior to the Closing. Excepting the consulting fee to Edison described above, no broker, investment banker, finder, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Letter of Intent based upon arrangements made by or on behalf of either Carnegie or WRW and each of Carnegie and WRW shall indemnify, defend and hold harmless the other party from and against any such fee or commission.

     9.   Indemnifications.  The Definitive Agreements shall include mutual and
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reciprocal indemnifications of each of Carnegie and WRW by the other party as are customary and usual in transactions of this nature and scope.

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     10.  Conduct of Business.  From and after the date of this Letter of Intent
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and until the earlier to occur of the termination of this Letter of Intent or the Definitive Agreements or the Closing, each of Carnegie and WRW shall at all times carry on its business and activities in its day to day business operations as currently conducted, shall not acquire or dispose of any assets used in its business operations other than in the ordinary course of business as currently conducted and consistent with past practice and, to the extent consistent therewith, shall use all reasonable efforts to preserve intact their current business organizations, key employees and personnel and relationships with those persons having business dealings with them.

     11.  Due Diligence; Access to Information.  Each of Carnegie and WRW shall
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afford to the other party, and to the officers, employees, accountants, counsel, financial advisors and other representatives of such party, reasonable access during normal business hours to all their respective properties, books of record, contracts, commitments, personnel and records for a period extending up to the Closing (the "Due Diligence Period"), and, during such period, each of Carnegie and WRW shall furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request from time to time.

     12.  Best Efforts Undertaking.  Each of the parties to this Letter of
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Intent agree to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate and make effective the Sale and the other transactions contemplated by this Letter of Intent.

     13.  Fees and Expenses.  Each party to this Letter of Intent shall be
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responsible for any and all fees and expenses, including, without limitation, professional fees payable to attorneys and accountants, which they incur in connection with the transactions described herein, regardless of whether or not the Definitive Agreements are executed.

     14.  Public Announcements.  Carnegie and WRW will consult with each other
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before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statement with respect to the transactions contemplated by this Letter of Intent, including the Sale, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     15.  Termination.  The obligations of the parties under this Letter of
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Intent may be terminated:  (i) by mutual written consent of Carnegie and WRW,
(ii) by either party if the Sale shall not have been consummated by October 5, 2000, (iii) by either Carnegie or WRW if the other party shall have breached or failed to perform in any material respect any of the obligations or agreements set forth in this Letter of Intent.

     16.  Amendment.  This Letter of Intent may be amended by the parties by
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mutual agreement at any time prior to entry into the Definitive Agreements.

     17.  Definitive Agreements.  Following the execution of this Letter of
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Intent, each of the parties to this Letter of Intent agrees to use its best efforts to negotiate and enter into Definitive Agreements regarding the Sale (the "Definitive Agreements"), as well as any and all ancillary documents to document and effect the Sale and any and all transactions contemplated by this Letter of Intent. The Definitive Agreements shall be terminable as set forth in this Letter of Intent in the paragraph regarding Termination as above set forth. Further, if the parties to this Letter of Intent are unable to execute the Definitive Agreements by October 5, 2000, then the obligation to proceed with the Sale shall terminate and be of no further force and effect.

     18.  Governing Law.  This Letter of Intent shall be governed by and
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construed in accordance with the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     19.  Binding Effect.  The paragraphs of this Letter of Intent are intended
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to be and are binding agreements of the parties hereto and binding upon the parties hereto.

     20.  Counterparts.  This Letter of Intent may be executed in two (2) or
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more counterparts, each of which shall be deemed to be an original instrument, but all of which counterparts when taken together shall constitute one agreement.

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     If the terms of this Letter of Intent are acceptable to you, please acknowledge your acceptance where indicated below.

                         Sincerely yours,

                         Carnegie International Corporation,
                           a Colorado corporation


                         By: /S/ Lowell Farkas
                             --- ---------------------------------
                              Lowell Farkas, President and
                              Chief Executive Officer

     The terms of the foregoing Letter of Intent are hereby accepted as of this 15th day of September, 2000.

                         WILLIAMS ROSEN & WALL, LLC,


                         By: /s/  Michael J. Edison
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                             Michael J. Edison, Executive Manager

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